Stoecklein Law Group, a Professional Corporation
Practice Limited to Federal Securities

Emerald Plaza	Telephone: (619) 704-1310
402 West Broadway	Facsimile: (619) 704-1325
Suite 690	email: djs@slgseclaw.com
San Diego, California 92101	web: www.slgseclaw.com

August 26, 2010

CONSENT OF STOECKLEIN LAW GROUP

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Sterilite Solutions, Corp., on Form S-1/A-3 of our Legal Opinion, dated August 26, 2010 , relating to the proposed registration of 668,000 shares of common stock which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1/A-3 and this Prospectus.

Stoecklein Law Group

/s/ Stoecklein Law Group
San Diego, CA
August 26, 2010